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                                                                      Exhibit 12

                        AGCO CORPORATION AND SUBSIDIARIES
    STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                        (in millions, except ratio data)



                                                                                        Year Ended December 31,
                                                                          --------------------------------------------------
                                                                           1997       1996        1995       1994      1993
                                                                          ------     ------      ------     ------    ------
Fixed Charges Computation:
     Interest expense ...........................................         $ 69.1     $ 45.2      $ 73.3     $ 52.7    $ 17.9
     Interest component of rent expense (a) .....................            5.6        5.4         5.0        2.4       1.1
     Proportionate share of fixed charges of 50%-owned affiliates            1.8        2.0         2.0        2.1      10.1
     Amortization of debt costs .................................            1.6        1.4         1.6        0.7         -
                                                                          ------     ------      ------     ------    ------
         Total fixed charges ....................................         $ 78.1     $ 54.0      $ 81.9     $ 57.9    $ 29.1
                                                                          ======     ======      ======     ======    ======


Earnings Computation:
     Pretax earnings ............................................         $245.7     $171.6      $190.6     $102.3    $ 34.1
     Fixed charges ..............................................           78.1       54.0        81.9       57.9      29.1
                                                                          ------     ------      ------     ------    ------
         Total earnings as adjusted .............................         $323.8     $225.6      $272.5     $160.2    $ 63.2
                                                                          ======     ======      ======     ======    ======

         Ratio of earnings to combined fixed charges ............          4.2:1      4.2:1       3.3:1      2.8:1     2.2:1
                                                                          ======     ======      ======     ======    ======

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 (a) The interest factor was calculated to be one-third of rental expense and is considered to be a representative interest factor.